Exhibit 16.1

Securities and Exchange Commission
Washington, D.C. 20549

September 29, 2011

Re. Alkermes plc (formerly Antler Science Two plc)
(Registered No. 498284)

Dear Sirs,

We were previously principal accountants for Alkermes plc (formerly Antler Science Two plc) and, under the date of July 12, 2011, we reported on the balance sheet and related notes of Alkermes plc (formerly Antler Science Two plc)as of June 30, 2011.

On September 16, 2011, we resigned. We have read Alkermes plc’s statements included under Item 4.01 of its Amendment No. 1 to Form 8-K dated September 29, 2011, and we agree with such statements.

Yours faithfully,

/s/ KPMG
Dublin, Ireland

September 29, 2011